Exhibit 10.5

CARGURUS, INC.

Two Canal Park

Cambridge, MA 02141

August 10, 2015

Jason Trevisan

109 Dakin Road

Sudbury, MA 01776

Dear Jason,

We are pleased to extend you this offer of full-time employment to become the Chief Financial Officer (“CFO”) at CarGurus, Inc., a Delaware corporation (the “Company”).  This offer is contingent upon your successful completion of the Company’s background screening process, which will require you to sign the Electronic Disclosure and Authorization Form with our provider: Talentwise.  This offer, which will remain in effect until August 17, 2015, can be accepted by countersigning the enclosed copy of this Agreement where indicated at the end of this letter and returning the countersigned copy to me.  The purpose of this letter (this “Agreement”) is to summarize the key terms of your employment with the Company, should you accept our offer.

Start Date

We are excited about the contributions that we expect you will make to the success of the Company, and would like your employment to begin as soon as possible.  Accordingly, we and you mutually agree to a start date of August 31, 2015 (the “Start Date”).

Duties and Extent of Service

As a CFO you will be a member of the Executive Team.  You will have responsibility for performing those duties as are customary for, and are consistent with, such position, as well as those duties as the Chief Executive Officer (“CEO”) may from time to time designate. Except for vacations and absences due to temporary illness, you will be expected to devote your full time and effort to the business and affairs of the Company.

Compensation

(a)                                 Base Salary

In consideration of your employment with the Company, the Company will pay you a base salary of Three Hundred Thousand Dollars ($300,000) per year, such payments to be made as customarily disbursed by the Company to its employees.  Along with other employees of the Company, your base salary will be reviewed for adjustment on an annual basis.

(b)                                 Sign-on Bonus

In consideration of your employment with the Company, the Company will pay you a one-time cash sign-on bonus equal to Fifty Thousand Dollars ($50,000) (“Sign-On Bonus”).  The Sign-On Bonus will be paid to you within two weeks following the Start Date, provided that you are employed on the date of payment.  This Sign-On Bonus will be subject to recoupment in whole if your employment does not continue uninterrupted through twelve months following your Start Date.

(c)                                  Annual Discretionary Bonus

You will also be eligible for an annual discretionary bonus. Your target discretionary bonus will be 33% of your base salary, but the actual amount will be subject to the achievement of the Company and individual performance metrics, as determined by the CEO each year and communicated to you prior to the end of the first quarter of the fiscal year with respect to which such bonus pertains (“Annual Discretionary Bonus”).  Notwithstanding the foregoing, any Annual Discretionary Bonus for fiscal year 2015 will be multiplied by a fraction, the numerator of which is the number of days during which you were employed by the Company during fiscal year 2015 and the denominator of which is 365.

(d)                                 Employee Benefits

You will be eligible to participate from time to time in all employee benefits made available to employees of the Company, subject to the terms of such benefit plans or policies.  No representation is made, however, that any specific employee benefits now available will continue or that any other employee benefits will be made available.  Notwithstanding the foregoing, the following benefits will, in any event, be available to you, effective as of the Start Date.

(i)                                     Health Insurance.  If elected by you, you may participate in the Company’s health insurance program, and the Company will pay that portion of the premium for you, on a basis and pursuant to a program, substantially the same as that offered to other employees of the Company.

(ii)                                  Vacations.  You will be entitled to three weeks’ paid vacation annually at such reasonable times as you and the Company may determine, subject to the Company’s vacation and paid time off policies.

(iii)                               Expense Reimbursement.  The Company will reimburse you for all ordinary and necessary expenses incurred on behalf of the Company and in accordance with its reimbursement policy.  The Company will reimburse you for your legal expenses incurred in connection with the negotiation of this offer letter and your RSU award, not to exceed $5,000, subject to your presentation to the Company of applicable documentation evidencing your costs.

(e)                                  RSU Grant

(i)                                     General.  As the CFO, the Company is prepared to offer to you the opportunity to acquire an equity interest in the Company upon the terms and conditions set forth

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below.  Subject to the approval of the Company’s Board of Directors, the Company will grant you 92,331 restricted stock units, representing 0.5% of the fully diluted capitalization of the Company as of the date of grant (the “RSU”), subject in all respects to the terms and conditions of the Company’s Amended and Restated 2015 Equity Incentive Plan (the “Plan”) and the RSU grant agreement evidencing the terms and conditions of the grant.

(ii)                                  Vesting Conditions.  The RSU will have a seven year term and will be subject to service-based vesting and liquidity event-based vesting.  The RSU will not vest (in whole or in part) if only one (or if neither) of the vesting requirements is satisfied on or before the seventh anniversary of the date of grant.  If both the service-based requirement and the event-based requirement are satisfied on or before the seventh anniversary of the date of grant, the vesting date will be the first date upon which both of those requirements are satisfied.  The service-based vesting is as follows:  four year vesting during your employment with the Company, with the first 25% vesting on the first anniversary of the Start Date and an additional 6.25% vesting at the end of each three month period thereafter until the fourth anniversary of the Start Date.  If a Transaction (as defined in the Plan) occurs during your employment and before the fourth anniversary of the Start Date, any portion of the RSU that is not vested as to the service-based vesting condition will accelerate and become fully vested.  The liquidity event-based vesting is as follows:  the first to occur of a Public Offering (as defined in the Plan) or the consummation of a Transaction.  The liquidity event must occur within seven years following the grant date.  If the first to occur during the seven-year term is a Public Offering, the RSU will be settled on the 180th day following the Public Offering.

(iii)                               Termination of Employment.  If your employment is terminated by the Company without Cause (as defined below) or by you for any reason during the seven-year term of the RSU and before the liquidity event occurs, you will retain any portion of the RSU that has vested as to the service-based vesting condition and any portion of the RSU that has not vested as to the service-based vesting condition (subject to possible partial acceleration as described in the “Termination” section below), will be forfeited upon termination of employment.  The vested RSU may vest as to the liquidity event-based vesting condition following termination of employment other than for Cause to the extent the liquidity event occurs before the end of the seven-year term.  If your employment is terminated by the Company for Cause during the seven-year term, any portion of the RSU, whether vested or unvested, will be forfeited.

(iv)                              Definitions of Cause and Good Reason.  For purposes of this Agreement and the RSU, “Cause” means a finding by the Board of Directors that you have (A) materially breached this Agreement, which breach has not been remedied by you within 30 days after written notice has been provided to you of such breach, (B) engaged in disloyalty to the Company, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty, (C) disclosed trade secrets or confidential information of the Company to persons not entitled to receive such information, (D) breached the Nondisclosure, Developments and Non-Competition Agreement, or (E) engaged in such other behavior detrimental to the interests of the Company as the Board of Directors reasonably determines.  For purposes of this Agreement, “Good Reason” means you have complied with the “Good Reason Process” following the occurrence of any of the following events, without your consent:  (1) a material diminution in your title, responsibilities, authority or duties; (2) a material diminution your base salary or target Annual Discretionary Bonus except for across-the-board reductions based on the

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Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (3) a material change in the principal geographic location at which you provide services to the Company (with the exception of travel related to your duties as CFO of the Company); or (4) the material breach of this Agreement by the Company; and “Good Reason Process” means (I) you reasonably determine in good faith that a “Good Reason” condition has occurred; (II) you notify the Company in writing of the first occurrence of the Good Reason condition within 30 days of the first occurrence of such condition; (III) you cooperate in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (IV) notwithstanding such efforts, the Good Reason condition continues to exist; and (V) you terminate your employment within 30 days after the end of the Cure Period.  If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

Proprietary Information and Inventions

Prior to commencing your employment with the Company, you agree to sign a copy of the Company’s standard Nondisclosure, Developments and Non-Competition Agreement, a copy of which is attached as Exhibit A hereto.  By signing below you represent that you are free to enter into this Agreement and the Nondisclosure, Developments and Non-Competition Agreement and carry out the obligations hereunder and thereunder without any conflict with any prior agreements to which you are a party.

Termination of Employment

(a)                                 At-Will Employment; Cooperation

You acknowledge that the employment relationship between the Company and you is at-will, meaning that the employment relationship may be terminated by the Company or you for any reason or for no reason.  However, the Company and you agree to make reasonable efforts to provide the other party at least 30 days’ written notice prior to termination of the employment relationship.  You acknowledge that, in connection with any termination of your employment with the Company, you will assist the Company in its efforts to find a new CFO and will provide such transitional assistance as the Company may reasonably require.

(b)                                 Termination of Employment by the Company without Cause or by you for Good Reason

In connection with the foregoing, the Company agrees that should your employment be terminated by the Company without Cause or by you for Good Reason, you will receive accrued compensation through the date of termination and, provided that you sign and not revoke a written release, in a form reasonably acceptable to the Company, of any and all claims against the Company and all related parties with respect to all matters arising out of your employment by the Company, or the termination thereof (the “Release”), the Company will pay you a severance payment equal to One Hundred Thousand Dollars ($100,000) (“Severance Payment”) and any portion of the RSU that would have vested as to the service-based vesting condition over the 12-month period following your termination of employment by the Company without Cause or by you for Good Reason had you remained employed during such 12-month period will vest as to

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the service-based vesting condition as of the date of such termination.  The Severance Payment will be paid in a lump sum within 60 days following the date your termination of employment by the Company other than for Cause or by you for Good Reason.  For the avoidance of doubt, any portion of the RSU that is accelerated with respect to the service-based vesting condition as described in this paragraph will still be subject to the liquidity event-based vesting condition described above in subsection (e)(iii) in the “Compensation” section above.  If you are a participant in the Company’s health plans at the time of termination of employment, COBRA rights will be available to you.

(c)                                  Termination of Employment by the Company for Cause or by You for Any Other Reason

If your employment is terminated by the Company for Cause or you terminate your employment with the Company for any reason other than Good Reason, you will receive as your sole and only payments on account of such termination (and subject to execution of appropriate documentation to this effect) accrued compensation and benefits through the date of termination. For the avoidance of doubt, if you terminate your employment for any reason during the seven-year term of the RSU, you will retain the portion of the RSU that vested as to the service-based vesting condition as of your termination of employment, as described subsection (e)(iii) in the “Compensation” section above (plus, if applicable, the portion of the RSU that vested in accordance with the immediately preceding subsection (b) if you terminate your employment for Good Reason). If you are a participant in the Company’s health plans at the time of termination of employment, COBRA rights will be available to you.

Section 409A

This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and its corresponding regulations (“Section 409A”), or an exemption, and payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A, to the extent applicable.  Severance benefits under the Agreement are intended to be exempt from Section 409A under the “short-term deferral” exception.  For purposes of Section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” within the meaning of such term under Section 409A and each payment made under this Agreement shall be treated as a separate payment.  In no event shall you, directly or indirectly, designate the calendar year of payment.  All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A.  To the extent you are a “specified employee” for purposes of Section 409A and it is necessary to postpone the commencement of any severance payments otherwise payable pursuant to this Agreement as a result of such separation from service to prevent any accelerated or additional tax under Section 409A, then the Company will postpone the commencement of the payment of any such payments hereunder (without any reduction in such payments ultimately paid or provided to you) that are not otherwise exempt from Section 409A, until the first payroll date that occurs after the date that is six months following the your separation from service with the Company.  If you die during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of Section 409A shall be paid to the personal representative of your estate within 60 days after the date of your death.

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Governing Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with the internal substantive laws of the Commonwealth of Massachusetts. The Company and you hereby expressly consent and agree that any dispute, controversy, legal action or other proceeding that arises from, concerns or touches this Agreement shall be brought in either the Superior Court of Massachusetts or the United States District Court for the District of Massachusetts.  The Company and you hereby acknowledge that said courts have sole and exclusive jurisdiction over any such dispute or controversy, and that the Company and you hereby waive any objection to personal jurisdiction or venue in these courts, and waive any right to jury trial.

Entire Agreement; Amendment

This Agreement (together with the Nondisclosure, Developments and Non-Competition Agreement), the RSU grant agreement and the Plan set forth the sole and entire agreement and understanding between the Company and you with respect to the specific matters contemplated and addressed hereby and thereby.  No prior agreement, whether written or oral, shall be construed to change or affect the operation of this Agreement or the other agreements contemplated hereby in accordance with their terms, and any provision of any such prior agreement which conflicts with or contradicts any provision of this Agreement or the other agreements contemplated hereby is hereby revoked and superseded.

This Agreement may be amended or terminated only by a written instrument executed both by you and the Company, acting through its Board of Directors.

We are excited to have you on board as the CFO.  Please acknowledge your acceptance of this offer and the terms of this Agreement by signing below and returning a copy to me.

Sincerely,

CARGURUS, INC.

By:	/s/ E. Langley Steinert

I hereby acknowledge that I have had a full and adequate
opportunity to read, understand and discuss the terms and
conditions contained in this Agreement prior to signing
hereunder.

Agreed to and Accepted:

/s/ Jason Trevisan
JASON TREVISAN

Date:	8/10/15

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Exhibit A

CarGurus, Inc.

Nondisclosure, Developments and Non-Competition Agreement
(Name: Jason Trevisan)

THIS NONDISCLOSURE, DEVELOPMENTS AND NON-COMPETITION AGREEMENT, dated as of this 10th day of August 2015 (this “Agreement”), is between CarGurus, Inc., a Delaware corporation (hereinafter called the “Company”), and Jason Trevisan (hereinafter called the “Signatory”)

WHEREAS, the Signatory is currently, or is about to become, an officer, employee, director, founder and/or consultant of the Company; and

WHEREAS, it is a condition precedent to the commencement or continuation of the Signatory’s association with the Company, whether as an officer, employee, director and/or consultant, that the Signatory shall enter into this Agreement with the Company.

NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto hereby mutually agree as follows:

1.             Confidential Information.

(a)           For purposes of this Agreement, the term “Confidential Information” shall mean (i) confidential information, knowledge or data of the Company, (ii) trade secrets of the Company and (iii) any other information of the Company disclosed to the Signatory or to which the Signatory is given access, whether such disclosure or access is made or given by the Company or ally other person. Without limiting the generality of the foregoing, the term Confidential Information shall include (A) all Inventions (as defined in Section 5(a) hereof) that are owned by the Company or that are required to be assigned to the Company by any person, including, without limitation, the Signatory or any other employee or consultant of the Company, or that are licensed to the Company by any person, (B) information regarding the Company’s plans for research and development or for new products, (C) engineering or manufacturing information pertaining to the Company or any of its operations or products, (D) information regarding regulatory matters pertaining to the Company, (E) information regarding any acquisition, strategic alliance or joint venture effected by the Company or any proposed acquisition, strategic alliance or joint venture being considered by the Company, (F) information regarding the status or outcome of any negotiations engaged in by the Company, (G) information regarding the existence or terms of any contract entered into by the Company, (H) information regarding any aspect of the Company’s intellectual property position, (I) information regarding prices or costs of the Company, (J) information regarding any aspect of the Company’s business strategy, including, without limitation, the Company’s marketing, selling and distribution strategies, (K) information regarding customers or suppliers of the Company, (L) information regarding the compensation and other terms of employment or engagement of the Company’s employees and consultants, other than of the Signatory, (M) business plans, budgets, unpublished financial statements and unpublished financial data of the Company, (N) information regarding marketing and sales of any actual or proposed product or services of the Company, (O)

information regarding web-site visitor behavior, including referral information, and any other information derived from analyzing web site log files and (P) any other information that the Company may designate as confidential.

(b)           The Signatory acknowledges that, except to the extent otherwise provided below in this Section 1(b) or in Section 1(d) hereof, all Confidential Information disclosed to or acquired by the Signatory is a valuable, special, and unique asset of the Company and is to be held in trust by the Signatory for the Company’s sole benefit. The company acknowledges that its intent is to protect itself with respect to confidential information that is relevant and material to its business. It is rebuttably presumed that all confidential information is relevant and material to the Company’s business. The burden of proving any confidential information is not relevant and material shall be on the signatory. Except as otherwise provided below in this Section 1(b) or in Section 1(d) hereof, the Signatory shall not, at any time (including, without limitation, after the termination of the Signatory’s association with the Company as an employee, consultant, officer and/or director), use for himself, herself or others, or disclose or communicate to any person for any reason, any Confidential Information without the prior written consent of the Company. Notwithstanding anything in this Section 1(b) to the contrary, it is understood that, except to the extent otherwise expressly prohibited by the Company, (A) the Signatory may disclose or use Confidential Information in performing his, her or its duties and responsibilities to the Company but only to the extent required or necessary for the performance of such duties and responsibilities in the ordinary course and within the scope of his, her or its association with the Company as an employee, consultant, officer and/or director, and (B) the Signatory may disclose any Confidential Information pursuant to a request or order of any court or governmental agency, provided that the Signatory promptly notifies the Company of any such request or order and provides reasonable cooperation (at the Company’s expense) in the efforts, if any, of the Company to contest or limit the scope of such request or order.

(c)           The Signatory acknowledges and agrees that the Company has received, and may receive in the future, confidential or proprietary information from third parties (“Third Party Confidential Information”) subject to a duty on the Company’s part to maintain the confidentiality of such Third Party Confidential Information and to use it only for certain limited purposes. During the term of the Signatory’s association with the Company as an employee, consultant, officer and/or director (the “Term”) and at all times thereafter, the Signatory shall hold Third Party Confidential Information in the strictest confidence and will not use or disclose to anyone any Third Party Confidential Information, unless expressly authorized in writing by the Company or unless otherwise provided below in this Section 1(c) or in Section 1(d) below. Notwithstanding anything in this Section 1(c) to the contrary, it is understood that, except to the extent otherwise expressly prohibited by the Company, (A) the Signatory may disclose or use Third Party Confidential Information in performing his, her or its duties and responsibilities to the Company but only to the extent required or necessary for the performance of such duties and responsibilities in the ordinary course and within the scope of his, her or its association with the Company as an employee, consultant, officer and/or director, and (B) the Signatory may disclose any Third Party Confidential Information pursuant to a request or order of any court or governmental agency, provided that the Signatory promptly notifies the Company of any such request or order and provides reasonable cooperation (at the Company’s expense or the expense of such third party) in the efforts, if any, of the Company or such third party to contest or limit the scope of such request or order.

(d)           The Signatory’s obligations under Section 1 (b) and/or Section 1(c) hereof not to use, disclose or communicate Confidential Information or Third Party Confidential Information to any person without the prior written consent of the Company shall not apply to any Confidential Information or Third Party Confidential Information which (i) is or becomes publicly known (as demonstrated by written evidence provided by the Signatory) under circumstances involving no breach by the Signatory of this Agreement and/or (ii) was or is approved for release by the Board of Directors of the Company or an authorized representative of the Company.

(e)           The obligations of the Signatory under this Section 1 are without prejudice, and are in addition, to any other obligations or duties of confidentiality, whether express or implied or imposed by applicable law, that arc owed to the Company or any other person to whom the Company owes art obligation of confidentiality, provided the obligation to such other person is known to the signatory.

2.             Publication. The Signatory hereby understands that the Company has a compelling business interest in preventing the publication (orally or in writing) of any manuscript, document or information containing Confidential Information, Third Party Confidential Information and/or a description of any unpatented Assigned Invention (as defined in Section 5(a) hereof) and, accordingly, the Signatory hereby agrees to submit to the Company, at least ninety (90) days prior to publication, any manuscript, document or information that the Signatory intends to publish (orally or in writing) and that contains technical or scientific information or information about the Company or its business, in each case for purposes of ascertaining whether such manuscript, document or information contains Confidential Information, Third Party Confidential Information and/or any description of any Assigned Invention (whether or not patented). Notwithstanding the foregoing the signatory shall not submit, and shall not be required to submit, any portion of any such manuscript, document, or information if and to the extent that such portion contains any confidential information of Third Parties that the signatory does not have a legal right to disclose to the Company In the event that the Company determines that any such manuscript, document or information contains Confidential Information, Third Party Confidential Information and/or any description of any Assigned Invention (whether or not patented), then, to the extent requested by the Company, the Signatory shall delete from any such manuscript, document or information any and all references to such Confidential Information, Third Party Confidential Information and/or description of such Assigned Invention, and all references thereto. The Signatory shall, no later than thirty (30) days prior to such publication, resubmit to the Company a revised draft of any such manuscript, document or information reflecting the deletion such Confidential Information, Third Party Confidential Information and/or description of such Assigned Invention, and all references thereto. Unless and until the Company shall have given its written consent to any proposed publication (orally or in writing) by the Signatory of any manuscript, document or information, the Signatory shall not publish (orally or in writing) all or any portion of such manuscript, document or information. Nothing contained in this Section 2 shall be construed or deemed to limit, change, amend, alter, repeal or invalidate any of the Signatory’s obligations under Section 1 of this Agreement.

3.             No Improper Disclosure or Use of Materials. The Signatory shall not improperly use or disclose to or for the Company’s benefit any confidential information or trade secrets of

(i) any former, present or future employer of the Signatory, (ii) any person to whom the Signatory has previously provided, currently provides or may in the future provide consulting or other services or (iii) any other person to whom the Signatory owes an obligation of confidentiality. The Signatory shall not bring onto the premises of the Company any unpublished documents or any property belonging to any person referred to in any of the foregoing clauses (i), (ii) or (iii) unless consented to, in writing, by such person and by the Company

4.             Right to Inspect. The Signatory agrees that any of the Signatory’s property situated on the Company’s premises, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

5.             Inventions; Assignment.

(a)           For purposes of this Agreement, the term “Inventions” shall mean all inventions, improvements, developments, ideas, processes, prototypes, plans, drawings, designs, models, formulations, specifications, methods, techniques, shop-practices, discoveries, innovations, creations, technologies, formulas, algorithms, data, computer databases, reports, laboratory notebooks, papers, writings, photographs, source and object codes, software programs, other works of authorship, and know-how (including all records pertaining to any of the foregoing), whether or not reduced to writing and whether or not patented or patentable or registered or registrable under patent, copyright, trademark or similar statute For purposes of this Agreement, the term “Assigned Inventions” shall mean (i) any and all Inventions that relate to a Competitive Business (as defined below) that are made, conceived, invented, discovered, originated, authored, created, learned or reduced to practice by the Signatory, either alone or together with others, in the course of performing the Signatory’s duties and responsibilities to the Company or in the course of otherwise rendering any services to the Company during the Term (regardless of whether or not such Inventions were made, conceived, invented, discovered, originated, authored, created, learned or reduced to practice by the Signatory at the Company’s facilities or during regular business hours or utilizing resources of the Company) or (ii) any and all Inventions that relate to a Competitive Business that arise out of or are based upon any Confidential Information or Third Party Confidential Information For purposes of this Agreement, the term “Proprietary Rights” shall mean (x) any and all rights under or in connection with any patents, patent applications, copyrights, copyright applications, trademarks, trademark applications, service marks, service mark applications, trade names, trade name applications, mask works, trade secrets and/or other intellectual property rights with respect to Assigned Inventions and (y) the goodwill associated with any and all of the rights referred to in the foregoing clause (x).

(b)           The Signatory hereby agrees to hold any and all Assigned Inventions and Proprietary Rights in trust for the sole right and benefit of the Company, and the Signatory hereby assigns to the Company all of the Signatory’s right, title and interest in and to any and all Assigned Inventions and Proprietary Rights. The Signatory agrees to give the Company prompt written notice of any Assigned Invention or Proprietary Right and agrees to execute such instruments of transfer, assignment, conveyance or confirmation and such other documents as the Company may request to evidence, confirm or perfect the assignment of all of the Signatory’s right, title and interest in and to any Assigned Invention or Proprietary Right pursuant to the foregoing provisions of this Section 5(b). The Signatory hereby waives and quitclaims to the Company any and all claims of any nature whatsoever that the Signatory may now or hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

(c)           The Signatory hereby acknowledges and agrees that those Assigned Inventions that are original works of authorship protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.

(d)           At the request of the Company, the Signatory will assist the Company in every proper way (including, without limitation, by executing patent applications) to obtain and enforce in any country in the world Proprietary Rights relating to any or all Assigned Inventions. The Signatory’s obligation under this Section 5(d) shall continue after the termination of the Signatory’s association with the Company as an employee, consultant, officer or director. If and to the extent that, at any time after the termination of the Signatory’s association with the Company as an employee, consultant, officer and/or director, the Company requests assistance from the Signatory with respect to obtaining and enforcing in any country in the world any Proprietary Rights relating to Assigned Inventions, the Company shall compensate the Signatory at a reasonable rate for the time actually spent by the Signatory on such assistance.

(e)           By this Agreement, the Signatory hereby irrevocably constitutes and appoints the Company as his, her or its attorney-in-fact for the purpose of executing, in the Signatory’s name and on his, her or its behalf, (i) such instruments or other documents as may be necessary to evidence, confirm or perfect any assignment pursuant to the provisions of this Section 5 or (ii) such applications, certificates, instruments or documents as may be necessary to obtain or enforce any Proprietary Rights in any country of the world. This power of attorney is coupled with an interest on the part of the Company and is irrevocable.

(f)            Without the prior written consent of the Company, the Signatory shall not, at any time (including, without limitation, at any time after the termination of the Signatory’s association with the Company as an employee, consultant, officer and/or director), tile, cause to be filed or consent to the filing of any patent, trademark, service mark, trade name or copyright application with respect to, or claiming, any Assigned Inventions or Proprietary Rights.

(g)           The obligations of the Signatory under this Section 5 are without prejudice, and are in addition to, any other obligations or duties of the Signatory, whether express or implied or imposed by applicable law, to assign to the Company all Assigned Inventions and all Proprietary Rights.

6.             Agreement Not to Compete.

(a)           If the Signatory is an employee of the Company, he or she hereby agrees that, during the period commencing on the date of this Agreement and ending on the effective date of the termination of the Signatory’s employment with the Company, the Signatory shall not engage, during business hours, in any employment or business activity other than for the Company. The foregoing sentence notwithstanding, the Company understands and agrees that for the six (6) month period following the start of Signatory’s employment with the Company (the “Transition Period”), the Signatory will need to participate in telephone-based conference calls to unwind his board involvement in three portfolio companies. It is anticipated that such involvement will not exceed more than 5% of the Signatory’s work hours and focus with the Company during the Transition Period.

(b)           In view of the unique nature of the business of the Company and the need of the Company to maintain its competitive advantage in the industry, the Signatory hereby agrees that, during the Restricted Period (as defined in Section 6(c) below), the Signatory shall not, directly or indirectly, within the United States of America or its Territories or Possessions or within any other country in the world, engage in, own an interest in (except as a holder of no more than five percent (5%) of the shares of any publicly traded corporation), be employed by, consult for, act as an advisor to, or otherwise in any way participate in or become associated with, any Competitive Business (as defined in Section 6(c) below) or any corporation, partnership, limited liability company, business, enterprise, venture or other person or entity that is engaged or participates in any Competitive Business (each, a “Competitive Business Entity”) unless in each case the Signatory shall have given notice to the Board of Directors of the Company of his, her or its intention to be employed by, consult for, act as an advisor to, or otherwise in any way participate in or become associated with, any Competitive Business or any Competitive Business Entity and the Board of Directors of the Company shall have approved the Signatory’s relationship with or engagement in such Competitive Business or Competitive Business Entity

(c)           For purposes of this Section 6, the following terms shall have the meanings provided therefor below:

“Competitive Business” shall mean the following companies: Cox Automotive (and any of its subsidiaries not limited to but including AutoTrader.com and Kelley Blue Book), Cars.com, Edmunds, TrueCar, CarFax, AutoTrader.ca, and AutoTrader.co.uk. In addition any division of the following companies that generates over 50% of its revenues from the automotive vertical: Google, Amazon, Ebay, Microsoft, Yahoo.

“Restricted Period” shall mean the period commencing on the date of this Agreement and ending on the first anniversary of the effective date of the termination of the Signatory’s association with the Company as an employee, consultant, officer or director.

(d)           The time periods provided for in this Section 6 shall be extended for a period of time equal to any period of time in which the Signatory shall be in violation of ally provision of this Section 6 and any period of time required for litigation to enforce the provisions of this Section 6. If at any time the provisions of this Section 6 shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 6 shall be considered divisible and shall become and be automatically amended to apply only to such area, duration and scope of activity as shall be determined to be reasonable by the court or other body having jurisdiction over the matter; and the Signatory agrees that this Section 6, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein. Notwithstanding the foregoing, the Signatory may, after termination of his employment with the Company and during the Restricted Period, be employed by a public company with annual sales in excess of $500 million dollars, provided he does not work for any division that meets the definition of a Competitive Business, and does not otherwise engage or participate on behalf of such company in any activities in connection with or related to a Competitive Business. The Signatory acknowledges that should he be so employed by a Competitive Business Entity, the burden of proving he is not employed by any division that meets the definition of a Competitive Business, nor engaged or participating in Competitive Businesses, shall be on the Signatory.

7.             Agreement Not To Solicit.

(a)           During the Restricted Period, the Signatory shall not, directly or indirectly recruit, hire or solicit the employment or services of (whether as an employee, officer, director, agent, consultant or independent contractor) any existing or future employee, officer, director, agent, consultant or independent contractor of the Company or any of the Company’s successors or affiliates (except for such employment or hiring by the Company or any of its successors or affiliates), including during the six months following the termination of the employment of such employees, or encourage or aid such employees, officers, directors, agents, consultants or independent contractors to terminate their employment with the Company or any of the Company’s successors or affiliates; provided, however that a general solicitation of the public for employment shall not constitute a solicitation hereunder so long as such general solicitation is not designed to target, or does not have the effect of targeting, any employee, officer, director, agent, consultant or independent contractor of the Company any of the Company’s successors or affiliates.

(b)           During the Restricted Period, the Signatory shall not, directly or indirectly, solicit, attempt to do business involving or related to a Competitive Business with, do business involving or related to a Competitive Business with any customers, business partners or business affiliates of the Company, or any of the Company’s current or future successors or those affiliates of the Company that are engaged in a Competitive Business (collectively, the “Company Parties”), or solicit or encourage (regardless of who initiates the contact) any such customers to use the services involving or related to a Competitive Business of any competitor of any of the Company Parties; provided, however, that, subject to the other provisions of this Agreement, the Signatory shall not be prohibited from doing business with any customers, business partners, or business affiliates of the Company Parties if: (i) such business activity by Signatory does not result, directly or indirectly, in the lessening or cessation of the level of business activity between such customers, business partners or business affiliates on the one hand, and any of the Company Parties, on the other hand, and (ii) such business activity by Signatory is not in connection with a Competitive Business.

8.             Return of Documents. The Signatory will promptly deliver to the Company, upon the termination of the Signatory’s association with the Company as an employee, consultant, officer and/or director or, if earlier, upon the request of the Company, all documents and other tangible media (including all originals, copies, reproductions, digests, abstracts, summaries, analyses, notes, notebooks, drawings, manuals, memoranda, records, reports, plans, specifications, devices, formulas, storage media, including software, and computer printouts) in the Signatory’s actual or constructive possession or control that contain, reflect, disclose or relate to any Confidential Information, Third Party Confidential Information, Assigned Inventions or Proprietary Rights. The Signatory will destroy any related computer entries on equipment or media not owned by the Company.

9.             No Use of Name, Etc. Without the prior written consent of the Company, the Signatory shall not, at any time (including, without limitation, at any time after the termination of the Signatory’s association with the Company as an employee, consultant, officer and/or director), use, for himself or herself or on behalf of any other person, any name that is identical or similar to or likely to be confused with the name of the Company or the name of any product or service produced or provided by the Company Without the prior written consent of the Company, the Signatory shall not, at any time alter the termination of the Signatory’s association with the Company as an employee, consultant, officer and/or director, directly or indirectly represent himself or herself, whether on his, her or its behalf or on behalf of any other person, as then being in any way connected or associated with the Company.

10.          No Conflicting Obligation. The Signatory represents that the Signatory is free to enter into this Agreement and that the Signatory’s performance of all of the terms of this Agreement and of all of the Signatory’s duties and responsibilities as an employee, consultant, officer and/or director of the Company do not and will not breach (i) any agreement to keep in confidence information acquired by the Signatory in confidence or in trust, (ii) any agreement to assign to any third party inventions made by the Signatory and/or (iii) any agreement not to compete against the business of any third party. The Signatory further represents that he has not made and will not make any agreements in conflict with this Agreement.

11.          Unique Nature of Agreement; Specific Enforcement. The Company and the Signatory agree and acknowledge that the rights and obligations set forth in this Agreement are of a unique and special nature and that the Company is, therefore, without an adequate legal remedy in the event of the Signatory’s violation of any of the covenants set forth in this Agreement. The Company and the Signatory agree, therefore, that, in addition to all other rights and remedies, at law or in equity or otherwise, that may be available to the Company, each of the covenants made by the Signatory under this Agreement (including, without limitation, the covenants made by the Signatory pursuant to Section 6 hereof) shall be enforceable by injunction, specific performance or other equitable relief, without any requirement that the Company have to post a bond or that the Company have to prove any damages. The Signatory hereby agrees, in connection with any action or proceeding to enforce any provisions of this Agreement, to waive any claim or defense that the Company has an adequate remedy at law.

12.          Miscellaneous

12.1        Association. The Signatory agrees and understands that nothing in this Agreement shall confer on the Signatory any right with respect to continuation of the Signatory’s association with the Company as an employee, consultant, officer and/or director, nor shall it interfere in any way with the Signatory’s right or the Company’s right to terminate the Signatory’s association with the Company as an employee, consultant, officer and/or director at any time, with or without cause

12.2        Entire Agreement. This Agreement represents the entire agreement of the parties with respect to the arrangements contemplated hereby. No prior agreement, whether written or oral, shall be construed to change, amend, alter, repeal or invalidate this Agreement. This Agreement may be amended only by a written instrument executed in one or more counterparts by the parties

12.3        Waiver. No consent to or waiver of any breach or default in the performance of any obligations hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance of any of the same or any other obligations hereunder, Failure on the part of either party to complain of any act or failure to act of the other party or to declare the other party in default, irrespective of the duration of such failure, shall not constitute a waiver of rights hereunder and no waiver hereunder shall be effective unless it is in writing, executed by the party waiving the breach or default hereunder

12.4        Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may be assigned by the Company to any Affiliate of the Company and to a successor of its business to which this Agreement relates (whether by purchase or otherwise). “Affiliate of the Company” means any person which, directly or indirectly, controls or is controlled by or is under common control with the Company and, for the purposes of this definition, “control” (including the terms “controlled by” and “under common control with’) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of’ the management and policies of another whether through the ownership of voting securities or holding of office in another, by contract or otherwise. The Signatory may not assign or transfer any or all of his, her or its rights or obligations under this Agreement.

12.5        Jurisdiction and Venue;  Waiver of Jury Trial. In case of any dispute hereunder, the parties will submit to the exclusive jurisdiction and venue of any court of competent jurisdiction sitting in Suffolk County, Massachusetts, and will comply with all requirements necessary to give such court jurisdiction over the parties and the controversy EACH PARTY WAIVES ANY RIGHT TO A JURY TRIAL.

12.6        Severability. All headings and subdivisions of this Agreement are for reference only and shall not affect its interpretation. In the event that any provision of this Agreement should he held unenforceable by a court of competent jurisdiction, such court is hereby authorized to amend such provision so as to be enforceable to the fullest extent permitted by law, and all remaining provisions shall continue in full force without being impaired or invalidated in any way.

12.7        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts, excluding choice of law rules thereof

12.8        Disclosure. The Signatory shall disclose the existence and terms of this Agreement to any employer or other person that the Signatory may work for or be engaged by during the Term and thereafter. The Signatory agrees that the Company may, after notification to the Signatory, provide a copy of this Agreement to any business or enterprise (i) which the Signatory may directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing, or control of, or (ii) with which the Signatory may be connected with as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which the Signatory may use or permit the Signatory’s name to be used The Signatory will provide the names and addresses of any of such persons or entities as the Company may from time to time reasonably request.

12.9        Notices. Any notice, demand, request or other communication hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by first class registered, certified or overnight mail, postage prepaid, or telecopied with a confirmation copy by regular, certified or overnight mail, postage prepaid, or sent by electronic mail with a confirmation copy by regular, certified or overnight mail, postage prepaid, to such party at the address, telecopier number or email address, as the case may be, set forth below or such other address, telecopier number, or email address, as the case may be, as may hereafter be designated in writing by the addressee to the addressor listing all parties:

(i)	if to the Company, to:

CarGurus, Inc.
Two Canal Park
Cambridge, MA 02141
	Attention:	CEO
	Email:	Steinert@CarGurus.com

with a copy to:

CarGurus, Inc.
Two Canal Park
Cambridge, MA 02141
	Attention:	Director of Legal
	Email:	abeakley@CarGurus.com

(ii)	if to the Signatory, to

Phone:
Email:

All such notices, requests and other communications shall be deemed to have been received: (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of registered or certified mail, upon receipt or on the date of rejection of receipt (iii) in the case of facsimile transmission, when confirmed by facsimile machine report, and (iv) in the case of electronic mail, upon receipt of an electronic message confirming delivery.

THE SIGNATORY HAS READ THIS AGREEMENT CAREFULLY AND UNDERSTANDS ITS TERMS.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed and delivered this Agreement as an instrument under seal as of the date first above written.

CARGURUS, INC.

By:	/s/ E. Langley Steinert
Name:	E. Langley Steinert
Title:	CEO

/s/ Jason Trevisan
Signature

Print Name
of Signatory	Jason Trevisan
8/11/15